SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 31, 2011 (August 30, 2011)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On August 30, 2011, the Board of Directors of the Company (the “Board”) appointed Julie A. Shiflett as Executive Vice President, Chief Financial Officer, effective as of September 1, 2011. Ms. Shiflett previously acted as Vice President, Finance for the Company in a consulting role since October 2010. Ms. Shiflett founded and has been a principal of NW CFO since January 2008. She served as Chief Financial Officer of Signature Genomic Laboratories in Spokane, Washington from February 2009 to July 2010, Vice President and Chief Financial Officer of Columbia Paint and Coatings from August 2006 to January 2009 and Vice President of Finance and Administration of Riley Creek Lumber Company from February 2001 to July 2006.

(e)(1) On August 30, 2011, the Compensation Committee of the Board approved a letter agreement with Ms. Shiflett under which she is entitled to an annual salary of $250,000 and a grant of restricted stock units under the Company’s 2006 Stock Incentive Plan having a value of $125,000. The restricted stock units will be granted on September 2, 2011 based on the closing price of the Company’s common stock on September 1, 2011, and will vest in full on the first anniversary of the date of grant, provided that Ms. Shiflett is still employed with the Company at that time. Commencing in 2012, Ms. Shiflett will be entitled to participate in the Company’s Variable Pay Plan (“VPP”) on the same basis as other executives.

If Ms. Shiflett is terminated without cause prior to September 1, 2013, then:

•

the Company must accelerate vesting on any portion of any equity grant previously made to Ms. Shiflett under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested within twelve months after the date of the termination;

•	all restrictions on restricted stock issued to Ms. Shiflett will terminate, and any restricted stock awarded but not yet issued to Ms. Shiflett will be issued; and

•

the Company must provide a lump-sum severance payment to Ms. Shiflett equal to cash compensation for the prior fiscal year (but not less than $250,000), plus the target award amount available under the VPP for the year in which the termination occurs (prorated for the portion of the year elapsed at the time of termination).

If there is a constructive termination of Ms. Shiflett’s employment by the Company without cause within twelve months after a change of control, then:

•

the Company must accelerate vesting on any portion of any equity grant previously made to Ms. Shiflett under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested within twenty-four months after the date of the termination;

•	all restrictions on restricted stock issued to Ms. Shiflett will terminate, and any restricted stock awarded but not yet issued to Ms. Shiflett will be issued; and

•	the Company must provide a lump-sum severance payment to Ms. Shiflett equal one-year of her then current salary.

The term “cause” means (i) Ms. Shiflett’s willful and intentional failure or refusal to perform or observe any of her material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to her by the Company, which notice shall state that such conduct shall, without cure, constitute cause; (ii) any willful and intentional act by Ms. Shiflett involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) Ms. Shiflett’s conviction of (or a plea of novo contendere to) an offense which is a felony in the jurisdiction involved.

The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group, adoption of a sale or liquidation plan of substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group.

The term “constructive termination” will be deemed to occur if (A) without Ms. Shiflett’s consent, (i) there is a significant reduction in her overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that Ms. Shiflett may not retain as senior a position overall within the larger combined company as her prior position within the Company), (ii) Ms. Shiflett is required to relocate her place of employment, other than a relocation within 40 miles of Spokane, Washington, or (iii) there is a reduction of more than 20% of Ms. Shiflett’s base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company) and (B) within the thirty (30) day period immediately following such material adverse change or reduction, Ms. Shiflett elects to terminate her employment voluntarily.

A copy of the August 31, 2011 press release announcing the appointment of Ms. Shiflett is included as Exhibit 99.1 to this report.

(e)(2) Ms. Shiflett will be replacing Dan Jackson, whose last day at the Company is August 31, 2011. On August 30, 2011, the Compensation Committee of the Board accelerated the vesting of 8,400 restricted stock units held by Mr. Jackson, which were scheduled to vest on November 15, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

99.1	Press Release dated August 31, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: August 31, 2011	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary

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